As filed with the Securities and Exchange Commission on December 27, 2005

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

_________________

ACCENTIA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Florida	04-3639490
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
324 South Hyde Park Ave., Suite 350
Tampa, Florida	33606
(Address of principal executive offices)	(Zip Code)

ACCENTIA BIOPHARMACEUTICALS, INC.
2005 Equity Incentive Plan
2003 Stock Option Plan
(Full title of the plans)

Samuel S. Duffey
General Counsel
324 South Hyde Park Ave., Suite 350	Copy to:
Tampa, Florida 33606	Curt P. Creely
(813) 864-2554	Foley & Lardner LLP
(813) 258-6912 - Fax	100 North Tampa St., Suite 2700
(Name, address, including zip code, and telephone number,	Tampa, Florida 33602
including area code, of agent for service)	(813) 229-2300
(813) 221-4210 - Fax

_________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock,
$.001 par value	4,156,734 shares	$5.61	$23,319,277.74	$2,495.16

1.     The provisions of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends, or similar transactions. Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Plans described herein as the result of any future stock split, stock dividend, or similar adjustment of Registrant’s outstanding common stock.

2.     Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the Nasdaq National Market on December 22, 2005 pursuant to Rules 457(c) and 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I will be sent or given to persons to whom the information is required to be given as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

        The following documents have been previously filed by Accentia Biopharmaceuticals, Inc. (the “Registrant”) with the Commission and are incorporated herein by reference:

            (a)     The Registrant’s Form S-1 Registration Statement dated February 11, 2005 (Registration No. 333-122769) with the Commission pursuant to the Securities Exchange Act of 1933, as amended (the “Securities Act”), and any and all amendments or reports filed therein.

            (b)     The description of the Company’s Common Stock set forth in the Registration Statement on Form 8-A12G, dated June 27, 2005, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

            (c)     The Registrant’s prospectus filed on Form 424B3 dated October 28, 2005 with the Commission pursuant to the Securities Act (as supplemented by Prospectus Supplement No. 1 filed on Form 424B4 on November 8, 2005 and Prospectus Supplement No. 2 filed on Form 424B4 on November 14, 2005), and any and all amendments or reports filed therein

        All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. The information contained in any such documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.      Description of Securities.

        Not applicable.

Item 5.      Interests of Named Experts and Counsel.

        Not applicable.

Item 6.      Indemnification of Directors and Officers.

        The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

        The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

        Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to the Registrant or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

        The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

        The Registrant has adopted provisions in its articles of incorporation and bylaws providing that its directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Additionally, the Registrant’s bylaws permit the Registrant to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to the Registrant, regardless of whether the Registrant’s articles or incorporation or bylaws permit such indemnification. The Registrant has obtained such insurance.

        The Registrant has also entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its articles of incorporation and bylaws. These agreements, among other things, provide that the Registrant will indemnify its directors and executive officers for any and all expenses, including attorneys’ fees, judgments, witness fees, damages, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Registrant’s directors or executive officers, or any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        There is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or other agents as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 7.      Exemption from Registration Claimed.

        Not applicable.

Item 8.      Exhibits.

        The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit

(4.1)	Accentia Biopharmaceuticals, Inc. 2005 Equity Incentive Plan **

(4.2)	Accentia Biopharmaceuticals, Inc. 2003 Stock Option Plan**

(5)	Opinion of Foley & Lardner LLP regarding legality of common stock.

(23.1)	Consent of Aidman, Piser & Company, P.A.

(23.2)	Consent of Lazar, Levine & Felix, LLP

(23.3)	Consent of Grant Thornton LLP

(23.4)	Consent of Hughes, Pittman & Gupton, LLP.

(23.3)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).

(24)	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

** Previously filed and incorporated by reference from the Registrant’s registration statement on Form S-1 filed February 11, 2005 (Registration No. 333-122769).

Item 9.      Undertakings.

        1.     The undersigned Registrant hereby undertakes:

            (a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement.

                (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

            (b)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, and State of Florida, on this 22nd day of December, 2005.

ACCENTIA BIOPHARMACEUTICALS, INC.
By: /s/ Francis E. O'Donnell, Jr., M.D.
Francis E. O'Donnell, Jr., M.D.
Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Francis E. O’Donnell, Jr., M.D. and Samuel S. Duffey, Esquire, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Francis E. O'Donnell, Jr., M.D.	Chairman of the Board; Chief Executive Officer	December 22, 2005
Francis E. O'Donnell, Jr., M.D.
/s/ Steven R. Arikian, M.D.	Director; President and Chief Operating Officer of
Steven R. Arikian, M.D.	Product Development and Market Services	December 22, 2005
/s/ Martin G. Baum	Director; President and Chief Operating Officer of
Martin G. Baum	Commercial Operations and Business Development	December 22, 2005
/s/ Alan M. Pearce	Director; Chief Financial Officer	December 22, 2005
Alan M. Pearce
/s/ Samuel S. Duffey, Esq.	General Counsel and Secretary	December 22, 2005
Samuel S. Duffey, Esq
/s/ Dennis L. Ryll, M.D.	Director	December 22, 2005
Dennis L. Ryll, M.D
/s/ David M. Schubert	Director	December 22, 2005
David M. Schubert
/s/ John P. Dubinsky	Director	December 22, 2005
John P. Dubinsky
/s/ Steven J. Stogel	Director	December 22, 2005
Steven J. Stogel

EXHIBIT INDEX

Exhibit No.	Exhibit

(4.1)	Accentia Biopharmaceuticals, Inc. 2005 Equity Incentive Plan **

(4.2)	Accentia Biopharmaceuticals, Inc. 2003 Stock Option Plan **

(5)	Opinion of Foley & Lardner LLP regarding legality of common stock.

(23.1)	Consent of Aidman, Piser & Company, P.A.

(23.2)	Consent of Lazar, Levine & Felix, LLP

(23.3)	Consent of Grant Thornton LLP.

(23.4)	Consent of Hughes, Pittman & Gupton, LLP.

(23.3)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).

(24)	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

** Previously filed and incorporated by reference from the Registrant’s registration statement on Form S-1 filed February 11, 2005 (Registration No. 333-122769).